AT WILL EMPLOYMENT CONTRACT BETWEEN
MEGANET INCORPORTED AND SAUL BACKAL

This employment agreement, for reference purposes dated March 26, 2009 (“the Agreement”), is made between MEGANET CORPORATION ("Company” or “Employer”) and Saul Backal (hereinafter "Employee" and, collectively with Company, the "Parties").  In exchange for Company's willingness to offer employment and compensation to Employee, and Employee's willingness to provide his best efforts to benefit Company, the Parties hereby agree as follows:

BACKGROUND FACTS
BACKGROUND FACTS

WHEREAS Employee has skills in the field of Management --including but not limited to –Corporate Sales, Government Sales, End-User Sales, Channel Sales, Marketing, Distribution Channels, and a variety of other expertise to be utilized for Company’s benefit;

WHEREAS Employee will be working for Company on a “full-time” basis as an “at-will” employee;

WHEREAS Company is a private company, which has shares of common stock (the “Stock”);

WHEREAS it is understood that though this Agreement does not set forth standards for job performance which remain subject to Company’s subjective ideas, standards, and goals as may change from time to time, the employee is expected to make substantial sales within 6 months.

THE PARTIES AGREE AS FOLLOWS
THE PARTIES AGREE AS FOLLOWS
1.  Background Facts.  The forgoing Background Facts are true and correct and are hereby incorporated by reference.

2.  Start Date, Term and Title:  This Agreement shall be effective as of March 26, 2009 (the “Start Date”).  Employee will be assigned a job title indicating his role as CEO.  However, Company may from time to time change Employee’s title as well as the nature of Employee’s job function and responsibilities.

3.  Annual Compensation.  Subject to the “at-will” nature of Employee’s employment, including the fact that Employee’s employment may be terminated at any time at either party’s sole and absolute discretion, Employee shall receive the following compensation:

               A.  Gross annual salary of  $120,000.00 (subject to applicable tax and payroll deductions), payable in 12 Monthly installments each of which shall be paid immediately after the 1st and 15th of every month.  In the event Employee’s employment is terminated by Company or Employee, Company shall tender, within applicable legal time limits, the pro-rata share of all monies owed for the half-month compensation period in which Employee’s employment is terminated, computed  (at Employee’s then existing compensation rate) as of and including the date of termination.

10% commission of the gross of all sales performed or achieved by Employee.

The company CEO at his own discretion, can raise the salary even if the goals were not met but are close enough to be met. In addition, the company CEO at his won discretion can issue a bonus to the employee if major progress is achieved.
4.  Commission for Sales, or License, Conflicting Commission Claims.  Employee shall be entitled to participate in Employer’s company wide sales commission structure as to any and all deals in which Employee participates (“the Commission Structure”).  Employer reserves the right to change the Commission Structure without notice at any time.

The commission is bound by the following structure. It is subject to change at will and without notice at any time by employer:

Commission Structure:

INSIDE Salesman:
-------------------------
VME Software - 10%
VME Services - 10%
VME Hardware - 10%

THERE ARE NO "ACCOUNTS" - SELLING TO SOMEONE DOES NOT MEAN THE EMPLOYEE OWN THE ACOUNT AND WILL GET COMMISION AUTOMATICALLY EVERY TIME THERE'S A SALE. MULTIPLE SALES PEOPLE ARE CONCURENTLY TRYING TO SELL TO THE BIG ACCOUNTS AND THE COMMISION IS PER SALE, NOT ACCOUNT.

5.  Probation and Temporary Status.  Employee shall be deemed to be on “probation” status and “temporary” during the first three (3) months following the Start Date.  During Employee’s probation and temporary status, Employee shall not be eligible for the benefits set forth in paragraph 6 hereinbelow, unless otherwise agreed to with Company in writing.

6.  Benefits.   It is acknowledged that Company is also providing the Employee with the following additional benefits during the term of this Agreement:

                   A.  Sick Days.  Employee is entitled to five (5) days of paid leave on account of illness per year.  These “sick days” may only be used on account of actual illness, they shall not be used for any other purpose, and they shall not accrue or be carried over from one year to the next.

                   B.  Vacation Days.  For each year, Employee shall receive 1 day vacation per month worked (12 days total) with full pay.  Vacation days shall accrue over time, however, Employee is required to utilize all vacation days during each year.  The timing of when Employee shall take vacation days is within the sole discretion of Company, however, Company will attempt to accommodate Employee's preferences regarding the timing of vacation days.  (Employee is advised to obtain authorization to take specific days as vacation days before making any plans or expending resources in reliance on authorization for particular days.)

                   C.  Company Holidays.  Company recognizes certain national and other holidays during which it is closed.  Company is under no obligation to recognize any particular holidays; the setting of Company holidays is strictly within the absolute and sole discretion of Company.  Company may recognize a particular holiday one year with no obligation to recognize the same, or similar holiday, in subsequent years.

D. Parking. Parking in the building or $100 for commute will be provided per month.

7.  Other Compensation.  Other than the compensation and benefits explicitly specified in this Agreement, Employee will not receive and is not entitled to any compensation, any reimbursement, or any other payment of any kind from Company.

8.  Course of Conduct.  In the course of his association with Company, Employee shall at all times conduct himself in accordance with the guidelines, practices, and procedures which Company may specify from time to time (including as set forth in Company’s Employee Handbook), and for all purposes Employee shall always conduct himself in a highly honest and ethical manner.  Employee represents that he possesses the high degree of skills and competency required in the position for which he was hired, and that he shall conduct himself with the highest degree of care.

9. Termination.

                      A.  “At-Will” Employment--Nothing in this Agreement or anything said orally or in writing to Employee at any time, shall ever be deemed to alter or impair either Employee’s right, in the exercise of his sole and absolute discretion, to stop working for Company at any time with or without cause, or Company's right, in the exercise of its sole and absolute discretion, to terminate Employee's employment at any time with or without cause, provided that in either case such termination shall not affect the obligations of the Parties hereunder with respect to Trade Secrets, Confidential Information, “Work for Hire” status, and/or Assignments.  No principal or other employee of Company is authorized to modify or change this “at-will” employment relationship.  Upon termination of his employment, Employee shall immediately return to Company all tangible forms of Confidential Information and Trade Secrets, product information, documents, and all other things of every kind which Employee received or obtained from, or on behalf of, Company.
                      B.                                Dishonest Acts--In addition to Employer’s absolute discretionary right to terminate Employee’s “at-will” employment with Company for any reason or no reason, if Employer determines Employee has engaged in an act of theft, embezzlement, misappropriation of funds or property, breach of security, insubordination, or of fraud against or with respect to Employer’s business (collectively referred to as “Dishonest Act”) or that Employee has otherwise materially breached this Agreement, Employer may immediately terminate Employee and Employer shall solely be required to provide Employee written notice that Employee has been immediately terminated under this provision, and any otherwise owed compensation shall be immediately subject to offset for any and all monies lost by Employer due to any Dishonest Act.

10.           Duty of Confidentiality, Unfair Competition, and Non-Competition.

                       A.  Employee will not disclose any of Company's Trade Secrets or Confidential Information during or after his employment.  The terms “Trade Secrets” and "Confidential Information" include, but are not limited to, non-public descriptions or representations or information of any kind concerning Company’s (i) technology, (ii) the identity or needs or past sales to any of its customers, (iii) business concepts, designs, products (presently available or in development), strategic plans, current and prospective alliances, intellectual property including all data bases, forms, and contracts, (iv) assets and liabilities, (v) identity of and facts concerning Company’s shareholders, or (vi) marketing and other business information including but not limited to the existence and status of relationships with third parties.  This covenant applies to all Trade Secrets and Confidential Information, whether so labeled or not, whether disclosed orally or in writing or via computer transmission of any kind.

                       B.  Employee will never engage in competition with Company, or assist others in competing with Company, while making use of Company's Trade Secrets or Confidential Information.

                      C.  For a period of two (2) years immediately following the termination of his employment for any reason, Employee shall not call on or contact, solicit, divert, take away, or attempt to call on, solicit, divert, or take away, any of the customers, business, business contacts, other employees, vendors, investors or patrons of Company, with whom Employee became acquainted during his employment with Company, either for himself, or for any other person or entity.

                       D.  For the lesser of a two (2) year period, or the maximum term allowed by law, following the termination of Employee’s employment, Employee shall not directly or indirectly compete with Company, or work for or assist any person or entity in competing with company, within the lesser of the states of Nevada and New York, or the maximum area allowed by law.

                       E.  Employee agrees to the ex-parte issuance, by any arbitrator or court of competent jurisdiction, of any extraordinary remedy including an injunction to enforce the confidentiality and non-disclosure provisions of this Agreement, and Employee waives the requirement of posting of any bond for such injunctive relief.

11.       Duty of Fidelity; Reporting Duties.  During the term of his employment with Company, Employee will not work for any other person or business or engage in any other enterprise(s).  Employee shall report directly to the Chief Executive Officer.

12.       Duties Upon Termination.  Upon voluntary or forced termination of his employment, Employee shall immediately return to Company all tangible forms of Confidential Information and Trade Secrets, product information, documents, and all other things of every kind which Employee received or obtained from, or on behalf of, Company.

13.      Work for Hire and Assignment.  Any and all creations, intellectual property, and other systems, inventions, and devices which relate to Company’s current or prospective business, created by or in any way added to by Employee during the term of Employee’s employment, shall be deemed for all purposes to have been created or devised for Company’s benefit on a “Work for Hire” basis, and in all cases such asset(s) shall be the sole property of Company.  I hereby assign to the Company or the Company's designee, my entire right, title and interest in all of the following, that I conceive or make (whether alone or with others) while employed by the Company: (a) all Developments; (b) all copyrights, trade secrets, trademarks and mask work rights in Developments; and (c) all patent applications filed and patents granted on any Developments, including those in foreign countries.

14.        No Discrimination Tolerated.  Company does not tolerate discrimination against any of its employees, prospective employees, principals, customers, or colleagues, on the basis of sex, sexual preference, race, religion, national origin, health, weight, or any other prohibited basis.  Employee has a duty to report in writing to an officer of the Company any discrimination of which he / she becomes aware.  Employee's employment will NEVER be adversely affected by him reporting any such discrimination.

15.         Sexual Harassment.  Company does not tolerate the sexual harassment of any of its employees, prospective employees, principals, customers, or colleagues.  Company also strictly prohibits acts, words, and other deeds which create a "hostile work environment,” as that phrase is understood.  Employee has a duty to report in writing to an officer of the Company, any sexual harassment of which she becomes aware.  Employee's employment will NEVER be adversely affected by him reporting any such harassment.

16.      Background/Security Check.  Employee authorizes Company to conduct a background check which may include Employee’s criminal and/or credit record.

17.       No Weapons or Drugs.  Employee is prohibited from ever bringing any weapons to work.  Regarding drugs, Employee may only bring and ingest and/or be under the influence during working hours of over-the-counter drugs and/or medication prescribed by a physician, which do not impair Employee’s ability to perform hereunder.

18.     Opportunity to Consult with Counsel, Rule of Construction.  It is acknowledged that Employee has been provided with a complete copy of this Agreement, and prior to signing this Agreement Employee was provided a reasonable opportunity to consult with his own independent attorney concerning this Agreement.  This Agreement is the product of the Parties’ negotiations, accordingly, the terms hereof are to be construed neutrally, without regard to the authorship thereof.

19.     Applicable law, and Mandatory Binding Arbitration.  All legal relations between the Parties shall be governed by and construed in accordance with the laws of the State of Nevada for contracts entered into in this State without reference to any choice of law provisions.  Venue and jurisdiction concerning any dispute hereunder shall be in the Las Vegas County Superior Court, Las Vegas judicial district, Nevada.  Notwithstanding the foregoing, both Parties agree that any dispute arising under this Agreement which they cannot resolve themselves shall be resolved by mandatory binding arbitration to be conducted in accordance with the rules and procedures of the American Arbitration Association, unless the Parties agree in writing to different rules and/or procedures for such arbitration.  The arbitrator's award need not be entered by a judge to be valid, final, or binding.  The Parties acknowledge that the arbitrator’s award is binding and waive their right to have such award considered by or appealed to any court.

20.       Third Parties.  Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give any person other than the Parties, and their predecessors, successors or assigns, any rights or remedies under or by reason of this Agreement.

21.     Counterparts and Facsimile.  This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed to be an original and all of which together shall be deemed one and the same instrument.  It is agreed that facsimile initials and signatures shall have the same meaning, force, and effect for all purposes as initials and signatures in ink.

22.     Severability.  In the event that any term(s) or provision(s) of this Agreement, or a portion of any term(s) or provision(s) of this Agreement, shall be deemed illegal or unenforceable for any reason, such determination shall not effect the validity or enforceability of the remaining provision(s) or portion(s) thereof and this Agreement shall be construed in a reasonable fashion as if such stricken term(s) or provision(s) had never been a part of this Agreement.

23.    Survival of Covenants.  The representations, warranties and covenants contained within this Agreement shall survive the termination, expiration or fulfillment of this Agreement.

24.   No Waiver for Failure to Enforce.  The failure of a Party to insist upon adherence to any term of this Agreement on any occasion(s) shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

25.   Headings.  The headings used throughout this Agreement are for ease of reference only; they shall not be construed as adding to or diminishing the substance of any of the provisions of this Agreement.

26.   Notices.  All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered either by (1) facsimile and mailed by first class United States mail, postage pre-paid, or (2) hand delivered, or (3) or mailed (registered or certified mail, postage prepaid return receipt requested) as follows (or to such other address as may be specified in writing and delivered in accordance with this paragraph).

If to Employee:	Saul Backal
_____________________
_____________________                                                                                                            _____________________
          _____________________

If to Company:                                           Legal Department
MEGANET CORPORATION
2510 E sunset Rd Unit 5-777
Las Vegas, NV 89120

27.    All Terms Included.  This Agreement shall constitute the entire agreement between Company and Employee with respect to the subject matter hereof and shall supersede any all prior agreements, negotiations, and understandings, whether written or verbal.  This Agreement cannot be changed in any way except by a written instrument signed by both of the Parties.

THE PARTIES AGREE TO EACH OF THE FOREGOING TERMS.

Dated: March 26, 2009	MEGANET CORPORATION

By: /s/ Saul Backal
                                                                                                       SAUL BACKAL,
                                                                                                       Chief Executive Officer

                                                                                           /s/ Saul Backal
                      SAUL BACKAL